Contact:	Michael Bermish
Investor Relations Officer
(732) 212 – 3321
FOR IMMEDIATE RELEASE
WELLMAN’S PEARL RIVER FACILITY EXPECTED TO RESUME PRODUCTION IN NOVEMBER
September 20, 2005, Shrewsbury, NJ – Wellman, Inc. (NYSE: WLM) today announced its Pearl River facility, located in Hancock County, Mississippi, is expected to resume PET resin production in November 2005. The facility, which was shut down in anticipation of Hurricane Katrina, did not sustain any major structural damage. However, one consequence of the storm surge, which resulted in between 2-3 feet of water on the site, is that many of the pumps, drives and electrical controls for the plant need to be refurbished or repaired. Over 200 individuals are now cleaning and repairing the site. While the facility is expected to resume production in November, it is expected to operate at less than its full capacity until transportation and other support infrastructure is totally operational. The lack of production from the Pearl River facility is expected to reduce Wellman’s total sales by approximately 15-20% for the period from the shut down at the end of August until the plant resumes operations. As previously stated, Wellman expects its losses from the hurricane to be covered by casualty and business interruption insurance with a $20 million deductible.
Wellman expects the start up of the 300 million pound PET resin expansion at the Pearl River facility to be delayed from the first quarter of 2006 until the second quarter of 2006.
Thomas Duff, Wellman’s Chairman and Chief Executive Officer, stated, “We are very fortunate to have no serious injuries and not to have suffered any major structural damage at the facility. We appreciate the extraordinary efforts of our employees to restore normal operations as quickly as possible.”
Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester staple fibers. We believe we are one of the world’s largest PET plastic recyclers, utilizing a significant amount of recycled raw materials in our manufacturing operations.

Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our
Form 10-K for the year ended December 31, 2004.

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